Exhibit 4.3

EXPRESS SCRIPTS, INC.
2000 LONG-TERM INCENTIVE PLAN

Adopted August 9, 2000
Amended February 6, 2001
Approved by Stockholders May 23, 2001
Also Amended December 19, 2001 (See Attachment A)
Also Amended February 22, 2006 (See Attachment B)
Approved by Stockholders May 24, 2006

1. Purpose. The purpose of this 2000 Long-Term Incentive Plan (the “Plan”) is to motivate key personnel to produce a superior return to the stockholders of the Company and its Affiliates by offering such individuals an opportunity to realize stock appreciation, by facilitating stock ownership, and by rewarding them for achieving a high level of corporate performance. This Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability.

2. Definitions. The capitalized terms used in this Plan have the meanings set forth below.

(a)     “Affiliate” means any corporation that is a Subsidiary of the Company and, for purposes other than the grant of Incentive Stock Options, any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.

(b)     “Agreement” means a written contract entered into between the Company or an Affiliate and a Participant or, in the discretion of the Committee, a written certificate issued by the Company or an Affiliate to a Participant, in either case, containing or incorporating the terms and conditions of an Award in such form (not inconsistent with this Plan) as the Committee approves from time to time, together with all amendments thereof, which amendments may be made unilaterally by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law.

(c)     “Associate” means any full-time or part-time employee (including an officer or director who is also an employee) of the Company or an Affiliate. Except with respect to grants of Incentive Stock Options, “Associate” shall also include any Non-Employee Director serving on the Company’s Board of Directors. References in this Plan to “employment” and related terms (except for references to “employee” in this definition of “Associate” or in Section 7(a)(i)) shall include the providing of services as a Non-Employee Director.

(d)     “Award” means a grant made under this Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or any Other Stock-Based Award, whether singly, in combination or in tandem.

(e)    “Board” means the Board of Directors of the Company.

(f)     “Cause” shall mean the willful failure by a Participant to perform his duties with the Company, a Parent or a Subsidiary or the willful engaging in conduct which is injurious to the Company, a Parent or any Subsidiary, monetarily or otherwise, as determined by the Committee in its sole discretion.

(g)     “Change in Control” shall mean any of the following:

(i)     Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(ii)    More than 25% of the (x) combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (y) the then outstanding Shares of Stock (“Outstanding Company Common Stock”) is directly or indirectly acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes in Control pursuant to this paragraph 2(f)(ii);

(A)     any acquisition or beneficial ownership by the Company or a Subsidiary, or

(B)     any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of more of its Subsidiaries.

(iii)     Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless in each case following such Business Combination,

(A)     all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);

(B)     no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 25% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 25% of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination; and

(C)     at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, approving such Business Combination.

(iv)     The Company shall sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions).

(v)     The stockholders of the Company shall approve a plan liquidate or dissolve the Company and the Company shall commence such liquidation or dissolution.

(h)     “Change in Control Date” shall mean, in the case of a Change in Control defined in clauses (i) through (iv) of the definition thereof, the date on which the event occurs, and in the case of a Change in Control defined in clause (v) of the definition thereof, the date on which the Company shall commence such liquidation or dissolution.

(i)     “Change in Control Price” shall mean the value, expressed in dollars, as of the date of receipt of the per share consideration received by the Company’s stockholders whose stock is acquired in a transaction constituting a Change in Control.

(j)     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

(k)     “Committee” means the committee of directors appointed by the Board to administer this Plan. In the absence of a specific appointment, “Committee” shall mean the Compensation Committee of the Board.

(l)     “Company” means Express Scripts, Inc., a Delaware corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.

(m)     “Comparable Employment” shall mean employment with the Company or any successor to the Company’s business following a Change in Control pursuant to which:

(i)     the responsibilities and duties of the Participant are substantially the same as before the Change in Control (such changes as are a necessary consequence of the fact that the securities of the Company are no longer publicly traded if the Company’s securities cease to be publicly traded as a consequence of the Change in Control shall not be considered a change in responsibilities or duties), and the other terms and conditions of employment following the Change in Control do not impose on the Participant obligations materially more burdensome than those to which the Participant was subject prior to the Change in Control;

(ii)     the aggregate compensation (including salary, bonus and other benefit plans, including option plans) of such Participant is substantially economically equivalent to or greater than such Participant’s aggregate compensation immediately prior to the Change in Control Date. In making such determination (A) there shall be taken into account all contingent or unvested compensation, under performance-based compensation plans or otherwise, with appropriate adjustment for rights of forfeiture, vesting rules and other contingencies to payment, and (B) any compensation payable by reason of the Change in Control shall be disregarded; and

(iii)     the Participant remains employed in the metropolitan area in which he was employed immediately preceding the Change in Control.

(n)     “Disability” means that the Participant has suffered physical or mental incapacity of such nature as to prevent him from engaging in or performing the principal duties of his customary employment or occupation on a continuing or sustained basis, provided that, if a Participant has entered into an employment agreement with the Company, the Committee, in its sole discretion, may determine to substitute the definition set forth in such agreement. All determinations as to the date and extent of disability of any Participant shall be made by the Committee upon the basis of such evidence as it deems necessary or desirable.

(o)     “Exchange Act” means the Securities Exchange Act of 1934, as amended; “Exchange Act Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor regulation.

(p)     “Fair Market Value” as of any date means, unless otherwise expressly provided in this Plan:

(i)     (A) the closing sales price of a Share on the composite tape for New York Stock Exchange (“NYSE”) listed shares, or if Shares are not quoted on the composite tape for NYSE listed shares, on the Nasdaq National Market or any similar system then in use or, (B) if clause (i)(A) is not applicable, the mean between the closing “bid” and the closing “asked” quotation of a Share on the Nasdaq National Market or any similar system then in use, or (C) if the Shares are not quoted on the NYSE composite tape or the Nasdaq National Market or any similar system then in use, the closing sale price of a Share on the principal United States securities exchange registered under the Exchange Act on which the Shares are listed, in any case on the specified date, or, if no sale of Shares shall have occurred on that date, on the next preceding day on which a sale of Shares occurred, or

(ii)     if clause (i) is not applicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date.

However, if the applicable securities exchange or system has closed for the day at the time the event occurs that triggers a determination of Fair Market Value, all references in this paragraph to the “date immediately preceding that date” shall be deemed to be references to “that date.” In the case of an Incentive Stock Option, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 12(f) hereof.

(q)     “Fundamental Change” means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

(r)     “Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code or any successor to such section.

(s)     “Incumbent Board” means the group of directors consisting of (i) those individuals who, as of the effective date of the Plan, constituted the Board; and (ii) any individuals who become directors subsequent to such effective date whose appointment, election or nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board. The Incumbent Board shall exclude any individual whose initial assumption of office occurred (i) as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (other than a solicitation of proxies by the Incumbent Board) or (ii) with the approval of the Incumbent Board but by reason of any agreement intended to avoid or settle a proxy contest.

(t)     "Non-Employee Director" means a director of the Company who is not an employee of the Company, a Parent or a Subsidiary.

(u)     “Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

(v)     “Other Stock-Based Award” means an Award of Stock or an Award based on Stock other than Options, Stock Appreciation Rights, Restricted Stock or Performance Shares. (See Attachment B for certain amendments to this section.)

(w)     “Option” means a right to purchase Stock (or, if the Committee so provides in an applicable Agreement, Restricted Stock), including both Non-Qualified Stock Options and Incentive Stock Options.

(x)     “Parent” means a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.

(y)     “Participant” means an Associate to whom an Award is made.

(z)     “Performance Period” means the period of time as specified in an Agreement over which Performance Shares are to be earned. (See Attachment B for certain amendments to this section.)

(aa)     “Performance Shares” means a contingent award of a specified number of Performance Shares, with each Performance Share equivalent to one or more Shares or a fractional Share or a Unit expressed in terms of one or more Shares or a fractional Share, as specified in the applicable Agreement, a variable percentage of which may vest depending upon the extent of achievement of specified performance objectives during the applicable Performance Period.

(bb)     “Plan” means this 2000 Long-Term Incentive Plan, as amended and in effect from time to time.

(cc)     “Related Entity” shall mean a Parent, a Subsidiary, or any employee benefit plan (including a trust forming a part of such plan) maintained by the Company, a Parent or a Subsidiary.

(dd)     “Restricted Stock” means Stock granted under Section 10 hereof so long as such Stock remains subject to one or more restrictions.

(ee)     “Retirement” shall mean, except as otherwise provided in an Agreement, termination of employment after either (i) attainment of age 65, or (ii) the normal retirement age specified in the provisions of a retirement plan maintained by the Company for its employees generally.

(ff)     “Senior Executive” means any Associate who is an employee of the Company and whose base salary is determined by reference to Salary Grades M3 through and including M5 (as such salary grades are in effect on the effective date of this Plan), or, if the Company modifies its salary grades after such effective date, in the most nearly comparable salary grades for senior executives of the Company under such modified system as determined by the Committee in its sole discretion.

(gg)     “Share” means a share of Stock.

(hh)     “Stock” means the Company’s Class A common stock, $0.01 par value per share (as such par value may be adjusted from time to time) or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 12(f).

(ii)     “Stock Appreciation Right” means a right, the value of which is determined relative to appreciation in value of Shares pursuant to an Award granted under Section 8 hereof.

(jj)     “Subsidiary” means a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.

(kk)    “Successor” with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee under Section 12(h) hereof, acquire the right to exercise an Option or Stock Appreciation Right or receive cash and/or Shares issuable in satisfaction of an Award in the event of a Participant’s death.

(ll)     “Term” means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions placed on Restricted Stock or any other Award are in effect.

(mm)   “Unit” means a bookkeeping entry that may be used by the Company to record and account for the grant of Stock, Stock Appreciation Rights and Performance Shares expressed in terms of Units of Stock until such time as the Award is paid, canceled, forfeited or terminated.

(nn)   “Vice President” means any Associate who is an employee of the Company and whose base salary is determined by reference to Salary Grades M1 through and including M2 (as such salary grades are in effect on the effective date of this Plan), or, if the Company modifies its salary grades after such effective date, in the most nearly comparable salary grades for vice presidents of the Company under such modified system as determined by the Committee in its sole discretion.

Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.     Administration.

(a)     Authority of Committee.  The Committee shall administer this Plan or delegate its authority to do so as provided in Section 3(b) hereof. The Committee shall have exclusive power (acting alone or, to the extent the Committee deems appropriate for purposes of Exchange Act Rule 16b-3, in conjunction with the full Board), subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee, subject to the limitations contained in this Plan, may determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended. The Committee shall have the authority to interpret this Plan and any Award or Agreement made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, to determine the terms and provisions of any Agreement entered into hereunder (not inconsistent with this Plan), and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. All determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, including, without limitation, as to any adjustments pursuant to Section 12(f). A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee. Notwithstanding the foregoing, in administering this Plan with respect to Awards for Non-Employee Directors, the Board shall exercise the powers of the Committee.

(b)     Delegation of Authority.  The Committee may delegate all or any part of its authority under this Plan to the Chief Executive Officer of the Company for purposes of determining Awards of Options solely to Associates who are employees who are not Vice Presidents or Senior Executives and who are not then subject to the reporting requirements of Section 16 of the Exchange Act. In delegating such authority the Committee shall specify the maximum number of shares that may be awarded to any single employee. The authority so delegated to the Chief Executive Officer may not be subdelegated.

4.     Shares Available; Maximum Payouts.

(a)     Shares Available.  The number of Shares initially available for distribution under this Plan shall be 1,350,000 Shares. Such number of Shares shall increase annually, effective as of each January 1, commencing January 1, 2002 and ending on January 1, 2004, by 700,000 Shares. Such number of Shares shall also be increased by the number of Shares made available as a result of forfeitures under the Express Scripts, Inc. Amended and Restated 1992 and 1994 Stock Option Plans and the Express Scripts, Inc. Amended and Restated 1992 Stock Option Plan for Outside Directors (the “1992 and 1994 Plans”) (all of which Shares shall be subject to adjustment under Section 12(f) hereof). On and after the effective date of this Plan, no further awards may be made under the 1992 and 1994 Plans. Shares issued under this Plan may be authorized and unissued shares or issued shares held as treasury shares.

(b)     Shares Again Available.  Any Shares subject to an Award under this Plan which are not used because the Award expires without all Shares subject to such Award having been issued or because the terms and conditions of the Award are not met may again be used for an Award under this Plan. Any Shares that are the subject of Awards which are subsequently forfeited to the Company pursuant to the restrictions applicable to such Award may again be used for an Award under this Plan. If a Participant exercises a Stock Appreciation Right, any Shares covered by the Stock Appreciation Right in excess of the number of Shares issued (or, in the case of a settlement in cash or any other form of property, in excess of the number of Shares equal in value to the amount of such settlement, based on the Fair Market Value of such Shares on the date of such exercise) may again be used for an Award under this Plan. If, in accordance with the Plan, a Participant uses Shares to (i) pay a purchase or exercise price, including an Option exercise price, or (ii) satisfy tax withholdings, such Shares may again be used for an Award under this Plan.

(c)     Unexercised Awards.  Any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited Award or any Award settled in cash in lieu of Shares (except as provided in Section 4(b) hereof) shall be available for further Awards.

(d)     No Fractional Shares.  No fractional Shares may be issued under this Plan; fractional Shares will be rounded down to the nearest whole Share.

5.     Eligibility.  Awards may be granted under this Plan to any Associate at the discretion of the Committee.

6.     General Terms of Awards.

(a)     Awards.  Awards under this Plan may consist of Options (either Incentive Stock Options or Non-Qualified Stock Options), Stock Appreciation Rights, Performance Shares, Restricted Stock or Other Stock-Based Awards. Awards of Restricted Stock may, in the discretion of the Committee, provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether vesting is based on a period of time, the attainment of specified performance conditions or otherwise).

(b)     Amount of Awards.  Each Agreement shall set forth the number of Shares of Restricted Stock, Stock or Performance Shares subject to such Agreement, or the number of Shares to which the Option applies or with respect to which payment upon the exercise of the Stock Appreciation Right is to be determined, as the case may be, together with such other terms and conditions applicable to the Award (not inconsistent with this Plan) as determined by the Committee in its sole discretion.

(c)     Term.  Each Agreement, other than those relating solely to Awards of Stock without restrictions, shall set forth the Term of the Award and any applicable Performance Period for Performance Shares, as the case may be, but in no event shall the Term of an Award or the Performance Period be longer than ten years after the date of grant. An Agreement with a Participant may permit acceleration of vesting requirements and of the expiration of the applicable Term upon such terms and conditions as shall be set forth in the Agreement, which may, but, unless otherwise specifically provided in this Plan, need not, include, without limitation, acceleration resulting from the occurrence of the Participant’s death or Disability. Acceleration of the Performance Period of Performance Shares shall be subject to Section 9(b) hereof.

(d)     Agreements.  Each Award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions, as determined by the Committee, that shall apply to such Award, in addition to the terms and conditions specified in this Plan.

(e)     Transferability.  Except as otherwise permitted by the Committee, during the lifetime of a Participant to whom an Award is granted, only such Participant (or such Participant’s legal representative) may exercise an Option or Stock Appreciation Right or receive payment with respect to Performance Shares or any other Award. Except as otherwise permitted by the Committee, no Award of Restricted Stock (prior to the expiration of the restrictions), Options, Stock Appreciation Rights, Performance Shares or other Award (other than an award of Stock without restrictions) may be sold, assigned, transferred, exchanged, or otherwise encumbered, and any attempt to do so (including pursuant to a decree of divorce or any judicial declaration of property division) shall be of no effect. Notwithstanding the immediately preceding sentence, an Agreement may provide that an Award shall be transferable to a Successor in the event of a Participant’s death.

(f)     Termination of Employment Generally.  Except as otherwise determined by the Committee or provided by the Committee in an applicable Agreement (which may, without limitation, in the sole discretion of the Committee, provide for an extension of the exercisability of Options and Stock Appreciation Rights beyond the periods set forth in paragraphs (i)(A) through (E) below, subject in all events to paragraph (i)(F) below), in the case of a Participant’s termination of employment, the following provisions shall apply:

(i)     Options and Stock Appreciation Rights.

(A)     Death.  If a Participant’s employment terminates because of his or her death, then any Option or Stock Appreciation Right that has not expired or been terminated shall become exercisable in full, and may be exercised by the Participant’s Successor at any time, or from time to time, within one year after the date of the Participant’s death.

(B)     Disability.  If a Participant’s employment terminates because of Disability, then any Option or Stock Appreciation Right that has not expired or been terminated shall become exercisable in full, and the Participant or the Participant’s Successor may exercise such Option or Stock Appreciation Right at any time, or from time to time, within one year after the date of the Participant’s Disability.

(C)     Retirement.  Upon a Participant’s Retirement, any Option or Stock Appreciation Right that has not expired or been terminated shall become exercisable in full, and the Participant may exercise such Option or Stock Appreciation Right at any time, or from time to time, within one year after the date of the Participant’s retirement.

(D)     Termination for Cause.  Upon termination of a Participant’s employment by the Company for Cause, all Awards, to the extent not previously exercised, shall immediately terminate.

Sections 6(f)(1)(E and F) for Options or Stock Appreciation Rights granted before December 19, 2001(see Attachment A):
(E)     Reasons other than Termination for Cause, Death, Retirement or Disability.  Except as provided in Sections 6(g) or (h), if a Participant’s employment terminates for any reason other than death, Disability, Retirement or by the Company for Cause, then any Option or Stock Appreciation Right that has not expired or been terminated shall remain exercisable for one month after termination of the Participant’s employment, but only to the extent that such Option or Stock Appreciation Right was exercisable immediately prior to such Participant’s termination of employment.

(F)     Expiration of Term. Notwithstanding any provision of this Plan to the contrary, in no event shall an Option or a Stock Appreciation Right be exercisable after expiration of the Term of such Award. Any Option or Stock Appreciation Right that is not exercised within the periods set forth in the foregoing paragraphs (A)-(E), except as otherwise provided by the Company in the applicable Agreement, shall terminate as of the end of the periods described in such paragraphs.
Sections 6(f)(1)(E and F) for Options or Stock Appreciation Rights on or after December 19, 2001(see Attachment A):

(E)     Reasons other than Termination for Cause, Death, Retirement or Disability.  If a Participant’s employment terminates for any reason other than death, Disability, Retirement or by the Company for Cause, then any Non-Qualified Stock Option or Stock Appreciation Right that has not expired or been terminated shall remain exercisable for one year after termination of the Participant’s employment (and any Incentive Stock Option that has not expired or been terminated shall remain exercisable for three months after termination of the Participant’s employment), but only to the extent that such Option or Stock Appreciation Right was exercisable immediately prior to such Participant’s termination of employment.

(F)     Expiration of Term.  Any portion of an Option or Stock Appreciation Right that remains unexercisable upon termination of employment (after taking into account the foregoing paragraphs (A)-(E)) shall terminate immediately upon such termination of employment. Any portion of an Option or Stock Appreciation Right that is, or becomes, exercisable upon termination of employment which is not exercised within the applicable period set forth in the foregoing paragraphs (A)-(E), except as otherwise provided by the Company in the applicable Agreement, shall terminate as of the end of the applicable period described in such paragraphs. Notwithstanding the foregoing, or any other provision of this Plan to the contrary, in no event shall an Option or a Stock Appreciation Right be exercisable after expiration of the Term of such Award.

(ii)     Performance Shares.  If a Participant’s employment with the Company or any of its Affiliates terminates during a Performance Period because of death, Disability or Retirement, or under other circumstances provided by the Committee in its discretion in the applicable Agreement or otherwise, the Participant, unless the Committee shall otherwise provide in the applicable Agreement, shall be entitled to receive a number of Performance Shares (or payment therefor) at the end of the Performance Period based upon the extent to which achievement of performance targets was satisfied at the end of such period (as determined at the end of the Performance Period) and prorated for the portion of the Performance Period during which the Participant was employed by the Company or any Affiliate. Except as provided in this Section 6(f)(ii) or in the applicable Agreement, if a Participant’s employment terminates with the Company or any of its Affiliates during a Performance Period, then such Participant shall not be entitled to any payment with respect to that Performance Period.

(iii)   Restricted Stock.  Unless otherwise provided in the applicable Agreement, in case of a Participant’s death, Disability or Retirement, the Participant shall be entitled to receive a number of shares of Restricted Stock under outstanding Awards that has been pro-rated for the portion of the Term of the Awards during which the Participant was employed by the Company or any Affiliate, and with respect to such Shares all restrictions shall lapse. Any shares of Restricted Stock as to which restrictions do not lapse under the preceding sentence shall terminate at the date of the Participant’s termination of employment for any other reason and such shares of Restricted Stock shall be forfeited to the Company.

(g)     Acceleration of Vesting Upon Change in Control After Which No Public Market for Company or Exchange Stock Exists

(i)     Acceleration of Vesting; Lapse of Restrictions.  Except as may be otherwise specified in the terms of any Award, upon the occurrence of a Change in Control after which there will be no generally recognized U.S. public market for the Company’s Class A Common Stock or any common stock for which the Company’s Class A Common Stock is exchanged,

(A)     any Option or Stock Appreciation Right that has not expired or been terminated shall, to the extent not yet exercisable, become exercisable in full; and

(B)     the lapse of restrictions on, or the forfeiture of, any Award of Restricted Stock, Performance Shares, or Other Stock-Based Award shall be determined in accordance with Section 6(h)(ii); subject, however, to the provisions of Section 6(g)(ii) and (iii).

(ii)     Company Repurchase.  (See Attachment B for certain amendments to this section.) Upon the occurrence of a Change in Control Transaction described in clause (g)(i) above, on the Change in Control Date the Company will repurchase, and each Participant shall sell to the Company, any Option, Stock Appreciation Right, Restricted Stock, Performance Shares, or Other Stock-Based Award then held by such Participant as follows:

(A)     Any Option or Stock Appreciation Right will be repurchased at a per share price equal to the excess (if any) of the Change in Control Price over the exercise price of the Option or the specified price of the Stock Appreciation Right, as the case may be;

(B)     Any Restricted Stock or Performance Shares will be repurchased at a per share price equal to the Change in Control Price; and

(C)     Any Other Stock-Based Award will be repurchased at a price determined by the Committee in its sole discretion to be consistent with the treatment of Options, Stock Appreciation Rights, Restricted Stock or Performance Shares.

(iii)     Purchase Price Escrow.  (See Attachment B for certain amendments to this section.) Any amount of the purchase price that may become payable to Participants with respect to Restricted Stock, Performance Shares or Other Stock-Based Awards as to which restrictions have not lapsed on the Change in Control Date shall be deposited on the Change in Control Date in escrow with one of the ten largest U.S. commercial banks (measured in terms of amount of assets), or if no such bank will consent to serve as escrow agent, then another U.S. commercial bank of recognized standing chosen by the Company. Such funds shall be invested in securities issued or fully guaranteed as to both principal and interest by the U.S. Government, or in debt obligations of U.S. corporations with a remaining term to maturity not exceeding one year and rated AA or better by Standard & Poors Corporation. Interest earned on such funds shall be allocated ratably among the Participants receiving payment of such funds or, if any amounts are forfeited by a Participant, to the Company, and shall be disbursed when such payments are made. Disbursements from the escrow shall be made as follows:

(A)     Disbursement on Lapse of Restrictions.  With the initial escrow deposit the Company shall deliver to the escrow agent a schedule for making disbursements to the Participants based on the dates when the remaining restrictions on Restricted Stock or Other Stock-Based Awards will lapse based solely on the lapse of time. Unless the escrow agent receives a notice described in the following clauses (B) or (C) the escrow agent will disburse the funds in accordance with such schedule. With respect to Performance Shares, and where applicable with respect to Restricted Stock or Other Stock-Based Awards, the Company will from time to time deliver to the escrow agent a notice when the restrictions on any such Awards shall lapse (if sooner than the dates stated in the initial schedule), and the escrow agent shall disburse funds in accordance with such notice.

(B)     Forfeiture.  If a Participant forfeits his rights to any payments from the escrow, the Company shall give written notice thereof contemporaneously to the escrow agent and the Participant by certified or registered mail (in the case of the Participant, to the last known address of the Participant on the records of the Company), stating the reason for such forfeiture and the amount thereof. The escrow agent shall disburse the amount stated in such notice to the Company sixty (60) days after receipt thereof unless prior to such time the escrow agent receives written notice from the Participant that the Participant has commenced litigation against the Company with respect to the validity of such forfeiture. If such a notice is received, the escrow agent shall disburse such funds only upon order of a court of competent jurisdiction or upon written instructions signed by both the Company and the Participant.

(C)     Acceleration of Payments.  If a Participant or his successor in interest becomes entitled to a payment from the escrow prior to the time stated in the schedule, the Participant or such successor shall give written notice thereof contemporaneously to the escrow agent and the Company by certified or registered mail, stating the reason for such accelerated payment and the amount thereof. The escrow agent shall disburse the amount stated in such notice to the Optionee or such successor sixty (60) days after receipt thereof unless prior to such time the escrow agent receives written notice from the Company that the Company has commenced litigation against the Participant or such successor challenging the right to such acceleration of payment. If such a notice is received, the escrow agent shall disburse such funds only upon order of a court of competent jurisdiction or upon written instructions signed by both the Company and the Participant.

(h)     Acceleration of Vesting Upon Other Change in Control Transactions.  Except as may be otherwise specified in the terms of any Award, upon the occurrence of a Change in Control after which there remains a generally recognized U.S. public market for the Company’s Class A Common Stock or for any common stock for which the Company’s Class A Common Stock is exchanged, outstanding Awards shall be treated as follows:

(i)     Stock Options and Stock Appreciation Rights.  Any Option or Stock Appreciation Right that has not expired or been terminated shall, to the extent not yet exercisable, become exercisable in full and shall remain exercisable for the remainder of the Term (except as otherwise provided in Section 6(g)(iii)).

(ii)     Restricted Stock, Performance Shares and Other Stock-Based Awards.

(A)     Comparable Employment Not Offered.  If a Participant who is a Vice President or Senior Executive is not offered Comparable Employment with the Company or any successor to the Company’s business on or before the Change in Control Date, then any restrictions still applicable to any Award of Restricted Shares, Performance Shares, or Other Stock-Based Award shall lapse; provided, however, that in the case of Performance Shares the Participant shall be entitled to receive a number of Performance Shares (or payment therefor) on the Change in Control Date based upon the extent to which achievement of performance targets was satisfied as of such date, as determined by the Committee in its sole discretion.

(B)     Comparable Employment Offered and Accepted.  If a Participant who is a Vice President or Senior Executive is offered and accepts Comparable Employment with the Company or any successor to the Company’s business on or before the Change in Control Date, then to the extent that restrictions remain in effect with respect to each Award of Restricted Shares, Performance Shares, or Other Stock-Based Award held by a Senior Executive or a Vice President, such restrictions shall lapse with respect to one-half of such shares. If an Award provides for lapse of restrictions in two or more increments, then the portion of such Award that will vest on an accelerated basis due to the Change in Control will be one-half of each such vesting increment.

(C)     Comparable Employment Not Accepted.  If a Participant (other than a Non-Employee Director) is offered Comparable Employment with the Company or any successor to the Company’s business on or before the Change in Control Date and declines such employment, then the provisions of subsection 6(f) shall apply to any Restricted Stock, Performance Shares or Other Stock-Based Awards held by the Participant at the Change in Control Date.

(D)     Termination of Employment After Change in Control Date.  If the employment of any Participant on the Change in Control Date is involuntarily terminated without Cause after the Change in Control Date, or is voluntarily terminated after the Change in Control Date by a Participant who is a Senior Executive or a Vice President due to a change in employment conditions that results in such Participant not continuing to have Comparable Employment relative to such Participant’s employment immediately preceding the Change in Control Date, then, notwithstanding the provisions of this subsection (h), any restrictions still applicable to any Award of Restricted Shares, Performance Shares, or Other Stock-Based Award held by such Participant that was granted prior to the Change in Control Date shall lapse; provided, however, that in the case of Performance Shares the Participant shall be entitled to receive a number of Performance Shares (or payment therefor) based upon the extent to which achievement of performance targets was satisfied as of the date of termination of employment, as determined by the Committee in its sole discretion. If no public market for the Company’s Class A Common Stock (or any stock for which the Company’s Class A Common Stock has been exchanged) exists at the time of termination of employment, then the Company shall repurchase, and the Participant shall sell, all or a ratable portion (as the case may be) of any such Restricted Stock, Performance Shares, or Other Stock-Based Award held by such Participant at the price provided for in the preceding subsection 6(g)(ii). This subsection 6(h)(ii)(D) shall not apply to Awards made after the Change in Control Date unless otherwise provided in such Award.

(iii)     Non-Employee Directors.  Any restrictions still applicable to any Award of Restricted Shares, Performance Shares, or Other Stock-Based Award held by a Non-Employee Director shall lapse.

(i)     Rights as Stockholder.  A Participant shall have no right as a stockholder with respect to any securities covered by an Award until the date the Participant becomes the holder of record.

(j)     Maximum Annual Awards Per Participant.  No Participant may receive any combination of Awards relating to more than 250,000 Shares in the aggregate in any fiscal year of the Company under this Plan (subject to adjustment under Section 12(f) hereof).

7.     Stock Options.

(a)     Terms of All Options.

(i)     Grants.  Each Option shall be granted pursuant to an Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Only Non-Qualified Stock Options may be granted to Associates who are not employees of the Company or an Affiliate.

(ii)     Purchase Price.  The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the applicable Agreement, but shall not be less than 100% of the Fair Market Value of a Share as of the date the Option is granted. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, provided that, to the extent permitted by law and in accordance with rules adopted by the Committee, Participants may simultaneously exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from such sale to pay the purchase price of such Shares. The purchase price may be paid in cash or, if the Committee so permits, through delivery or tender to the Company of Shares held, either actually or by attestation, by such Participant for at least six months (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased pursuant to the Option), or, if the Committee so permits, a combination thereof, unless otherwise provided in the Agreement; provided that, no Shares may be tendered in exercise of an Incentive Stock Option if such shares were acquired by the optionee through the exercise of an Incentive Stock Option unless (i) such shares have been held by the optionee for at least one year and (ii) at least two years have elapsed since such Incentive Stock Option was granted. Further, the Committee, in its discretion, may approve other methods or forms of payment of the purchase price, and establish rules and procedures therefor.

(iii)     No Repricing of Options Without Shareholder Approval.  Options, once issued, may not be repriced without first obtaining the approval of the shareholders of the Company.

(iv)     Exercisability.  Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Option be exercisable at any time after its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated.

(b)     Incentive Stock Options.  In addition to the other terms and conditions applicable to all Options:

(i)     the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under this Plan and all other incentive stock options plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code), if such limitation is necessary to qualify the Option as an Incentive Stock Option, and to the extent an Option or Options granted to a Participant exceed such limit such Option or Options shall be treated as Non-Qualified Stock Options;

(ii)     an Incentive Stock Option shall not be exercisable and the Term of the Award shall not be more than ten years after the date of grant (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option;

(iii)     the Agreement covering an Incentive Stock Option shall contain such other terms and provisions which the Committee determines necessary to qualify such Option as an Incentive Stock Option; and

(iv)     notwithstanding any other provision of this Plan if, at the time an Incentive Stock Option is granted, the Participant owns (after application of the rules contained in Section 424(d) of the Code, or its successor provision) Shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, (A) the option price for such Incentive Stock Option shall be at least 110% of the Fair Market Value of the Shares subject to such Incentive Stock Option on the date of grant and (B) such Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted.

(c)     Option Grant for Non-Employee Directors.  The Board (which may delegate the determination to a Committee of the Board) may from time to time determine that each individual who is elected or appointed to the office of director as a Non-Employee Director receive an Award as compensation, in whole or in part, for such individual’s services as a director. In determining the level of Awards for Non-Employee Directors, the Board may consider such factors as compensation practices of comparable companies with respect to directors, consultants’ recommendations, and such other information as the Board may deem appropriate. In the absence of action by the Board each individual who is first elected or appointed to the office of director as a Non-Employee Director after adoption of this Plan shall receive (i) an Option to acquire three thousand (3,000) Shares on the date of the first meeting of the Board after such director’s election or appointment, and a like grant on each anniversary of such date, and (ii) an Option to acquire four thousand (4,000) Shares on the date of the first meeting of the Board after such director’s election or appointment, and a like grant each third year thereafter. These Options shall have the following terms and conditions:

(i)     Price.  The purchase price for the Shares subject to such Option shall be one hundred percent (100%) of the Fair Market Value of a Share as of the date the Option is granted.

(ii)    Term.  The term of such Option shall be seven (7) years from the date that it is granted.

(iii)    Vesting.  Subject to the provisions of subsections 6(g), 6(h) and the following clause (iv), such Option shall become exercisable in installments on a cumulative basis at a rate of one-third (1/3) each year, beginning on the first anniversary of the date of grant and on each successive anniversary thereafter, until the date such Option expires or is terminated.

(iv)     Termination of Service as Non-Employee Director.  Except as provided in Sections 6(g), 6(h) or this subsection (iv), all outstanding Options held by a Non-Employee Director terminate immediately if such individual ceases to be a Non-Employee Director for any reason other than death or Disability, provided that, if the Optionee has attained age sixty-five (65) at the time of such cessation, the portion of his outstanding Options that have not become exercisable as of such date shall terminate immediately, and the remaining portion, if any, shall remain exercisable for a period of three months following such cessation, and shall thereafter terminate. If an Optionee ceases to be a Non-Employee Director due to his death or Disability, all outstanding Options held by such Optionee shall immediately become fully exercisable to the extent not so exercisable, shall remain exercisable for a period of three months following such cessation, and shall thereafter terminate. Notwithstanding the foregoing, no provision in this subsection (iv) shall extend the exercise period of an Option beyond its original term.

The Board, in its discretion, may make other Awards from time to time to Non-Employee Directors, upon such terms and conditions, consistent with the provisions of this Plan, as the Board may determine.

8.    Stock Appreciation Rights.  An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified price which shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right (referred to in Section 12(f) as the “purchase price”). A Stock Appreciation Right may be granted in connection with a previously or contemporaneously granted Option, or independent of any Option. If issued in connection with an Option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels the Option with which it is connected and exercise of the connected Option cancels the Stock Appreciation Right. Each Stock Appreciation Right may be exercisable in whole or in part on the terms provided in the applicable Agreement. No Stock Appreciation Right shall be exercisable at any time after its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. Except as otherwise provided in the applicable Agreement, upon exercise of a Stock Appreciation Right, payment to the Participant (or to his or her Successor) shall be made in the form of cash, Stock or a combination of cash and Stock (as determined by the Committee if not otherwise specified in the Award) as promptly as practicable after such exercise. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Stock) may be made in the event of the exercise of a Stock Appreciation Right.

9.     Performance Shares.

(a)     Initial Award.  (See Attachment B for certain amendments to this section.) An Award of Performance Shares shall entitle a Participant (or a Successor) to future payments based upon the achievement of performance targets established in writing by the Committee. Payment shall be made in Stock, or a combination of cash and Stock, as determined by the Committee. Such performance targets shall be determined by the Committee in its sole discretion and shall consist of one or any combination of two or more of earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), inventory, total or net operating asset turnover, operating income, total stockholder return, return on equity, pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis, or sales growth, successful transition of the Company’s clients to new claim adjudication platforms, achievement of post-merger integration, marketing, operating or workplan goals, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, Affiliate or individual performance. The Agreement may establish that a portion of the maximum amount of a Participant’s Award will be paid for performance which exceeds the minimum target but falls below the maximum target applicable to such Award. The Agreement shall also provide for the timing of such payment. Following the conclusion or acceleration of each Performance Period, the Committee shall determine the extent to which (i) performance targets have been attained, (ii) any other terms and conditions with respect to an Award relating to such Performance Period have been satisfied, and (iii) payment is due with respect to a Performance Share Award.

(b)     Acceleration and Adjustment.  The applicable Agreement may permit an acceleration of the Performance Period and an adjustment of performance targets and payments with respect to some or all of the Performance Shares awarded to a Participant, upon such terms and conditions as shall be set forth in the Agreement, upon the occurrence of certain events, which may, but need not, include without limitation a Fundamental Change, the Participant’s death or Disability, a change in accounting practices of the Company or its Affiliates, or, with respect to payments in Stock for Performance Share Awards, a reclassification, stock dividend, stock split or stock combination as provided in Section 12(f) hereof.

(c)     Valuation.  To the extent that payment of a Performance Share is made in cash, a Performance Share earned after conclusion of a Performance Period shall have a value equal to the Fair Market Value of a Share on the last day of such Performance Period.

10.     Restricted Stock.  Restricted Stock may be granted in the form of Shares registered in the name of the Participant but held by the Company until the restrictions on the Restricted Stock Award lapse, subject to forfeiture, as provided in the applicable Agreement. Any employment conditions, performance conditions, restrictions on transferability and the Term of the Award shall be established by the Committee in its discretion and included in the applicable Agreement. The Committee may provide in the applicable Agreement for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine, which may, but need not, include without limitation the Participant’s death or Disability. The Committee, in the applicable Agreement, may, in its sole discretion, award all or any of the rights of a stockholder with respect to the Shares of Restricted Stock during the period that they remain subject to restrictions, including, without limitation, the right to vote the Shares and receive dividends. Any performance conditions to the lapse of restrictions on restricted stock shall be determined by the Committee in its sole discretion and shall be based on performance targets that consist of one or any combination of two or more of earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), inventory, total or net operating asset turnover, operating income, total stockholder return, return on equity, pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis, sales growth, successful transition of the Company’s clients to new claim adjudication platforms, or achievement of post-merger integration, marketing, operating or workplan goals, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, Affiliate or individual performance.

11.     Other Stock-Based Awards.  (See Attachment B for certain amendments to this section.) The Committee may from time to time grant Awards of Stock, and other Awards under this Plan (collectively herein defined as “Other Stock-Based Awards”), including without limitation those Awards pursuant to which Shares may be acquired in the future, such as Awards denominated in Stock, Stock Units, securities convertible into Stock and phantom securities. The Committee, in its sole discretion, shall determine, and provide in the applicable Agreement for, the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of this Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions which are consistent with the terms and conditions of the Award to which such Shares relate.

12.     General Provisions.

(a)     Effective Date of this Plan.  This Plan shall become effective as of August 9, 2000, provided that this Plan is approved and ratified by the holders of the Company’s common stock in accordance with the Company’s Certificate of Incorporation at a meeting of the stockholders of the Company held no later than August 8, 2001. If this Plan is not so approved, any Award granted under this Plan subject to such approval shall be cancelled and be null and void.

(b)     Duration of this Plan; Date of Grant.  This Plan shall remain in effect until all Stock subject to it shall be distributed or all Awards have expired or lapsed, whichever is latest to occur, or this Plan is terminated pursuant to Section 12(e) hereof. No Award of an Incentive Stock Option shall be made more than ten years after the effective date provided in Section 12(a) hereof (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which such Award is made or granted, notwithstanding the date of any Agreement with respect to such Award; provided, however, that the Committee may grant Awards other than Incentive Stock Options to Associates or to persons who are about to become Associates, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that if the Award is granted to a non-Associate who is about to become an Associate, such specified contingencies shall include, without limitation, that such person becomes an Associate.

(c)     Right to Terminate Employment.  Nothing in this Plan or in any Agreement shall confer upon any Participant who is an employee of the Company the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment of the Participant with or without cause.

(d)     Tax Withholding.  The Company shall withhold from any payment of cash or Stock to a Participant or other person under this Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state and local income tax with respect to income arising from payment of the Award. The Company shall have the right to require the payment of any such taxes before issuing any Stock pursuant to the Award. In lieu of all or any part of a cash payment from a person receiving Stock under this Plan, the Committee may, in the applicable Agreement or otherwise, permit a person to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the person’s full FICA and federal, state and local income tax with respect to income arising from payment of the Award, through a reduction of the numbers of Shares delivered to such person or a delivery or tender to the Company of Shares held by such person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

(e)     Amendment, Modification and Termination of this Plan.  Except as provided in this Section 12(e), the Board may at any time amend, modify, terminate or suspend this Plan. Except as provided in this Section 12(e), the Committee may at any time alter or amend any or all Agreements under this Plan to the extent permitted by law and subject to the requirements of Section 2(b), in which event, as provided in Section 2(b), the term “Agreement” shall mean the Agreement as so amended. Amendments are subject to approval of the stockholders of the Company only as required by applicable law or regulation, or if the amendment increases the total number of shares available under this Plan. No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any Successor or permitted transferee under an Award granted before the date of termination, suspension or modification, unless otherwise provided in an Agreement or otherwise or required as a matter of law. It is conclusively presumed that any adjustment for changes in capitalization provided for in Section 9(b) or 12(f) hereof does not adversely affect any right of a Participant or other person under an Award.

(f)     Adjustment for Changes in Capitalization.  Appropriate adjustments in the aggregate number and type of securities available for Awards under this Plan, in the limitations on the number and type of securities that may be issued to an individual Participant, in the number and type of securities and amount of cash subject to Awards then outstanding, in the Option purchase price as to any outstanding Options, in the purchase price as to any outstanding Stock Appreciation Rights, and, subject to Section 9(b) hereof, in outstanding Performance Shares and payments with respect to outstanding Performance Shares, and comparable adjustments, if applicable, to any outstanding Other Stock-Based Award, shall be made by the Committee to give effect to adjustments made in the number or type of Shares through a Fundamental Change, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination, rights offering, spin-off or other relevant change, provided that fractional Shares shall be rounded to the nearest whole Share, for which purpose one-half share shall be rounded down to the nearest whole Share.

(g)     Other Benefit and Compensation Programs.  Payments and other benefits received by a participant under an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement or the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(h)     Beneficiary Upon Participant’s Death.  To the extent that the transfer of a participant’s Award at death is permitted by this Plan or under an Agreement, (i) a Participant’s Award shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Awards, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.

(i)     Unfunded Plan.  This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(j)     Limits of Liability.

(i)     Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the Agreement.

(ii)     Except as may be required by law, neither the Company nor any member or former member of the Board or the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(b) hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, in good faith under this Plan.

(iii)     To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

(k)     Compliance with Applicable Legal Requirements.  The Company shall not be required to issue or deliver a certificate for Shares distributable pursuant to this Plan unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges, if any, on which the Company’s Shares may, at the time, be listed.

(l)     Deferrals and Settlements.  The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under this Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

13.     Substitute Awards.  Awards may be granted under this Plan from time to time in substitution for Awards held by employees of other corporations who are about to become Associates, or whose employer is about to become a Subsidiary of the Company, as the result of a merger or consolidation of the Company or a Subsidiary of the Company with another corporation, the acquisition by the Company or a Subsidiary of the Company of all or substantially all the assets of another corporation or the acquisition by the Company or a Subsidiary of the Company of at least 50% of the issued and outstanding stock of another corporation. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted, but with respect to Awards which are Incentive Stock Options, no such variation shall be permitted which affects the status of any such substitute option as an Incentive Stock Option.

14.     Governing Law.  To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of Delaware, without giving effect to principles of conflicts of laws, and construed accordingly.

15.     Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.     Prior Plans.  Notwithstanding the adoption of this Plan by the Board and approval of this Plan by the Company’s stockholders as provided by Section 12(a) hereof, the Company’s 1992 and 1994 Plans, as the same may have been amended from time to time, shall remain in effect, but grants of stock options pursuant to the 1992 and 1994 Plans shall not be made after the effective date of this Plan. All grants and awards heretofore made under the 1992 and 1994 Plans shall be governed by the terms of the 1992 and 1994 Plans, respectively.

Attachment A

SECOND AMENDMENT TO
EXPRESS SCRIPTS, INC. 2000 LONG-TERM INCENTIVE PLAN

RECITALS

A.   Express Scripts, Inc. (the “Company”) currently has a 2000 Long-Term Incentive Plan, which was adopted August 9, 2000, amended February 6, 2001, and approved by stockholders on May 23, 2001 (the “2000 Plan”).

B.   On December 19, 2001 (the “Board Approval Date”), the Board of Directors of the Company approved this Second Amendment to the 2000 Plan as set forth herein.

AMENDMENT

1.   Amendment to Subsection 6(f)(i)(E), Reasons other than Termination for Cause, Death, Retirement or Disability.  With respect to Options and Stock Appreciation Rights granted on or after the Board Approval Date, Subsection 6(f)(i)(E) of the 2000 Plan is hereby amended as follows:

(E)   Reasons other than Termination for Cause, Death, Retirement or Disability.  If a Participant’s employment terminates for any reason other than death, Disability, Retirement or by the Company for Cause, then any Non-Qualified Stock Option or Stock Appreciation Right that has not expired or been terminated shall remain exercisable for one year after termination of the Participant’s employment (and any Incentive Stock Option that has not expired or been terminated shall remain exercisable for three months after termination of the Participant’s employment), but only to the extent that such Option or Stock Appreciation Right was exercisable immediately prior to such Participant’s termination of employment.

2.   Amendment to Subsection 6(f)(i)(F), Expiration of Term.  With respect to Options and Stock Appreciation Rights granted on or after the Board Approval Date, Subsection 6(f)(i)(F) of the 2000 Plan is hereby amended as follows:

(F)   Expiration of Term.  Any portion of an Option or Stock Appreciation Right that remains unexercisable upon termination of employment (after taking into account the foregoing paragraphs (A)-(E)) shall terminate immediately upon such termination of employment. Any portion of an Option or Stock Appreciation Right that is, or becomes, exercisable upon termination of employment which is not exercised within the applicable period set forth in the foregoing paragraphs (A)-(E), except as otherwise provided by the Company in the applicable Agreement, shall terminate as of the end of the applicable period described in such paragraphs. Notwithstanding the foregoing, or any other provision of this Plan to the contrary, in no event shall an Option or a Stock Appreciation Right be exercisable after expiration of the Term of such Award.

3.   Options and Stock Appreciation Rights Granted Prior to Board Approval Date.  This Second Amendment shall not apply to Options and Stock Appreciation Rights granted under the 2000 Plan before the Board Approval Date, and such Options and Stock Appreciation Rights granted under the 2000 Plan before the Board Approval Date shall continue to be subject to the provisions of Subsections 6(f)(i)(E) and 6(f)(i)(F) as in effect immediately prior to the Board Approval Date.

4.   Effective Date of the Second Amendment.  The effective date of this Second Amendment shall be the Board Approval Date. Except as otherwise provided in this Second Amendment, the terms and conditions of the 2000 Plan shall remain in full force and effect.

Attachment B

THIRD AMENDMENT TO
EXPRESS SCRIPTS, INC. 2000 LONG TERM INCENTIVE PLAN

RECITALS

A.   Express Scripts, Inc. (the “Company”) currently has a 2000 Long-Term Incentive Plan, which was adopted August 9, 2000, which was amended on February 6, 2001 and December 19, 2001 (the “2000 Plan”).

B.   On February 22, 2006 (the “Board Approval Date”), the Board of Directors of the Company approved this Third Amendment to the 2000 Plan as set forth herein.

AMENDMENT

1.   Amendment to Subsection 2(v). With respect to Awards granted on or after the Board Approval Date, Subsection 2(v) of the 2000 Plan is hereby amended to read as follows:

(v)   “Other Award” means an Award of Stock, an Award based on Stock other than Options, Stock Appreciation Rights, Restricted Stock or Performance Shares, or a cash Award.

2.   Amendment to Subsection 2(z).  With respect to Awards granted on or after the Board Approval Date, Subsection 2(z) of the 2000 Plan is hereby amended to read as follows:

(z)   “Performance Period” means the period of time as specified in an Agreement over which Performance Shares or Other Performance Awards (as defined in Section 9) are to be earned.

3.   Amendment to Subsections 6(g)(ii) and (iii).  With respect to Awards granted on or after the Board Approval Date, Subsections 6(g)(ii) and (iii) of the 2000 Plan are hereby amended to add the following sentence to the beginning thereof:

    Except as may be otherwise specified in the terms of any Award, the following provisions of this subsection shall apply.

4.   Amendment to Subsection 9(a).  With respect to Awards granted on or after the Board Approval Date, Subsection 9(a) of the 2000 Plan is amended to add compound annual growth in earnings per share, compound stockholder return and average return on invested capital as performance targets and to otherwise read as follows:

9.   Performance Shares and Other Performance Awards.

(a)   Initial Award.  An Award of Performance Shares or Other Performance Award (which shall mean an Other Award as described in Section 11 subject to the terms of this Section 9) shall entitle a Participant (or a Successor) to future payments based upon the achievement of performance targets established in writing by the Committee. Payment shall be made in cash or Stock, or a combination of cash and Stock, as determined by the Committee. Such performance targets shall be determined by the Committee in its sole discretion and shall consist of one or any combination of two or more of earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), compound annual growth in earnings per share, inventory, total or net operating asset turnover, operating income, total stockholder return, compound stockholder return, return on equity, average return on invested capital, pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis, or sales growth, successful transition of the Company’s clients to new claim adjudication platforms, achievement of post-merger integration, marketing, operating or workplan goals, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, Affiliate or individual performance.  The Agreement may establish that a portion of the maximum amount of a Participant’s Award will be paid for performance which exceeds the minimum target but falls below the maximum target applicable to such Award.  The Agreement shall also provide for the timing of such payment. Following the conclusion or acceleration of each Performance Period, the Committee shall determine the extent to which (i) performance targets have been attained, (ii) any other terms and conditions with respect to an Award relating to such Performance Period have been satisfied, and (iii) payment is due with respect to a Performance Share Award or Other Performance Award.  In addition to the limitations set forth in Section 6(j), no Participant may receive any combination of Other Performance Awards that do not relate to Shares exceeding Six Million Dollars ($6,000,000) in the aggregate in any fiscal year of the Company under this Plan.

5.   Amendment to Section 11.  With respect to Awards granted on or after the Board Approval Date, Section 11 of the 2000 Plan is amended to read as follows:

11.   Other Awards.   The Committee may from time to time grant Awards of Stock and other Awards under this Plan (collectively herein defined as “Other Awards”), including without limitation those Awards pursuant to which a cash bonus award may be made or pursuant to which Shares may be acquired in the future, such as Awards denominated in Stock, Stock Units, securities convertible into Stock and phantom securities.  The Committee, in its sole discretion, shall determine, and provide in the applicable Agreement for, the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of this Plan.  The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions which are consistent with the terms and conditions of the Award to which such Shares relate.  In addition, the Committee may, in its sole discretion, issue such Other Awards subject to the performance criteria under Section 9 hereof.

6.   Amendment to the Term “Other Stock-Based Award.”  The term “Other Stock-Based Award” in the 2000 Plan shall be replaced with “Other Award” each place it appears in the 2000 Plan, and any references to shares or stock in connection with such term shall be deemed to include cash to the extent any such Other Award is payable in cash.

7.   New Section Regarding Code Section 409A. The 2000 Plan is amended to add a new Section 17 to the end thereof to read as follows:

17.   Deferred Compensation. If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void.